EXHIBIT 11






                                PLC SYSTEMS INC.
                   CALCULATION OF NET INCOME (LOSS) PER SHARE



                                 Three Months Ended        Six Months Ended
                                       June 30,                June 30,
                                --------------------      ------------------
                                1996          1995        1996         1995
                                ----          ----        ----         ----

Weighted average number of
common shares outstanding     16,441,000   15,849,000   16,246,000   15,847,000

Common stock equivalents (1)          -            -       968,000           -
                              ----------   ----------   ----------   ----------

Shares used to compute net
income (loss) per share       16,441,000   15,849,000   17,214,000   15,847,000

Net income (loss)              $(903,000)   $(578,000)    $374,000    $(416,000)


Net income (loss) per share       $(0.05)      $(0.04)       $0.02       $(0.03)



    (1) The net loss per share is calculated using the weighted average number of shares outstanding during the period and does not include common stock equivalents as their inclusion would be antidilutive.